                                                                                                                                                                                                             Amended September 30, 2010

CHARTER OF THE NOMINATING AND GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS

OF ALICO, INC.

PURPOSE:

The Nominating and Governance Committee (the “Committee”) is a committee of the Board of Directors of Alico, Inc. (the “Company”).  The purpose of the Committee is to review and make recommendations to the Board of Directors on matters concerning corporate governance, Board composition, evaluation and nominations, and Board committees.  The Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Committee shall consist of no fewer than three members of the Board of Directors.  All members of the Committee shall be appointed and may be replaced by the Board.  Since the Company is a “controlled company” within the meaning of the rules and regulations of the Securities Exchange Commission and the Nasdaq Stock Market, the membership of this Committee is exempt from the independence requirements of such rules and the members of this Committee need not be independent so long as the Company is a “controlled company” as defined in such rules.

The Board will designate one member of the Committee as its Chair.

RESPONSIBILITIES:

The Committee has the following specific duties:

Corporate Governance Generally

•	Develop principles of corporate governance and recommend them to the Board for its consideration and approval;

•	Review annually the principles of corporate governance approved by the Board to ensure that they remain relevant and are being complied with;

•	Recommend ways to enhance communications and relations with stockholders;

•
Review periodically the succession planning for the Chief Executive Officer and other executive officers, report its findings and recommendations to the Board, and work with the Board in evaluating potential successors to these executive management positions; and

•	Oversee compliance by the Board and its committees with applicable laws and regulations, including those promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market.

Board Composition, Evaluation and Nominating Activities

•	Coordinate the Board evaluation process, including conducting an annual evaluation of the performance of the Board as a whole and reporting to the Board the results of such evaluations;

•
Review annually the composition and size of the Board and recommend the criteria for Board membership including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like;

•
Evaluate annually the performance of Board members eligible for re-election (focusing on such areas as integrity, competence, communication, effectiveness and contribution to the Company’s direction and performance) and recommend to the Board the Director nominees for election to the Board by the stockholders at the annual meeting of stockholders;

•
Identify, consider and recommend candidates to the Board to fill new positions or vacancies on the Board, and review any candidates recommended by stockholders in accordance with the bylaws; in performing these duties, the Committee shall have the authority to retain and terminate any search firm to be used to identify Board candidates and shall have authority to approve the search firm’s fees and other retention terms;

•
Determine whether to accept a letter of resignation from a Director upon reaching 75 years of age or nominate such Director for another term, and in making such determination, weighing the benefit of such Director's contributions against the benefits of fresh viewpoints from a new Director; and

•	Make recommendations for continuing education of Board members.

Board Committees

•
Annually review the charter of each Board committee and make recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees; and

•	Following each annual meeting of shaeholders, recommend in consultation with the Chairman of the Board, Board persons to be members of the various Board committees.

The Committee may form and delegate authority to subcommittees when appropriate.

MEETINGS:

The Committee will meet a minimum of two times a year.  Special meetings may be convened as required.  The Committee may invite to its meetings other Directors, Company management and such other persons as the Committee deems appropriate in order to carry out its responsibilities.

MINUTES:

The Committee will maintain written minutes of its meetings, which will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

The Chair of the Committee shall make regular reports to the full Board on the actions and recommendations of the Committee.

RESOURCES AND AUTHORITY:

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts or advisors, as it deems necessary or appropriate, but shall promptly advise the full Board of such engagements.  Such contracts shall be executed by an Officer of the Comapny With respect to the selection of consultants or search firms used to identify director candidates, this authority shall be vested solely in the Committee.